EXHIBIT 10.1

EQUITY COMMITMENT, RESTRUCTURING SUPPORT AND CONSENT AGREEMENT

This Equity Commitment, Restructuring Support and Consent Agreement (together with the Annexes attached hereto, this “Agreement”), dated as of May 20, 2013 and effective as of the Effective Date (as defined below), is entered into by and among (i) Globalstar, Inc. (“Globalstar” or the “Borrower”), (ii) the undersigned domestic subsidiaries of Globalstar (each, a “Subsidiary Guarantor,” and, together with Globalstar and its other subsidiaries and affiliates, the “Company”), (iii) BNP Paribas, acting in its capacities as facility agent, security agent and Chef de File (in such capacities, the “Agent”) under that certain COFACE Facility Agreement, dated as of June 5, 2009 (as amended, restated, supplemented and/or otherwise modified from time to time through the date hereof, the “Facility Agreement”) among Globalstar, as borrower, BNP Paribas, Société Générale, Natixis, Crédit Agricole Corporate and Investment Bank, and Crédit Industriel et Commercial, as mandated lead arrangers, the Agent, and certain banks and financial institutions party thereto, as lenders (the “Lenders”), (iv) the Lenders, and (v) Thermo Funding Company LLC (“Thermo”). Globalstar, the Subsidiary Guarantors, the Agent, the Lenders and Thermo are referred to herein collectively as the “Parties,” and each individually as a “Party.” All Parties other than the Company are referred to herein collectively as the “Restructuring Support Parties.”

RECITALS

WHEREAS, pursuant to the Facility Agreement, the Lenders made the Loans and certain other financial accommodations in favor of the Borrower;

WHEREAS, pursuant to the Guarantee Agreements, each of the Subsidiary Guarantors guaranteed to the Security Agent for the benefit of the Finance Parties all of the Obligations;

WHEREAS, pursuant to the Security Documents, the Borrower and each of the Subsidiary Guarantors have pledged substantially all of their assets and property to the Security Agent as security for repayment of the Obligations;

WHEREAS, the Borrower has issued those certain 5.75% Convertible Senior Notes due 2028 (the “5.75% Notes”) pursuant to that certain Indenture (the “Original Indenture”), dated as of April 15, 2008 between the Borrower, as issuer, and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), as supplemented by that certain First Supplemental Indenture (the “First Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), dated as of April 15, 2008 between the Borrower, as issuer, and the Trustee;

WHEREAS, certain Defaults and Events of Default under the Facility Agreement have occurred and are continuing;

WHEREAS, the Borrower has stated that it will be unable to make the principal payment required under the Facility Agreement to be made by it on the First Repayment Date;

WHEREAS, the Borrower is obligated to purchase from the holders of the 5.75% Notes (the “Noteholders”) substantially all of the 5.75% Notes in accordance with Section 8.02 of the Indenture;

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WHEREAS, the Borrower has requested that the Lenders consent and agree to (i) an Exchange Transaction (the “Exchange Transaction”) pursuant to which the Borrower will restructure the 5.75% Notes (the “5.75% Notes Restructuring”) on the terms set forth in the term sheet attached hereto as Annex I (the “5.75% Notes Term Sheet”) and such other terms not inconsistent therewith as may be mutually agreed by all parties to the final definitive documentation regarding the 5.75% Notes Restructuring and (ii) a restructuring of the Obligations (a “COFACE Facility Restructuring”) consistent with the initial restructuring terms set forth on Annex II (the “Initial COFACE Restructuring Terms”) and such other terms not inconsistent therewith as may be mutually agreed by the Borrower, the Agent and the Lenders, and subject to approval by COFACE;

WHEREAS, the Lenders are willing to consent to the Exchange Transaction and use commercially reasonable efforts to implement a COFACE Facility Restructuring, in each case, on the terms and subject to the conditions set forth herein, and subject in all cases to internal credit approval and COFACE approval and definitive documentation, in all cases acceptable to the Lenders and COFACE in all respects; and

WHEREAS, in connection with the Exchange Transaction and a COFACE Facility Restructuring, the Company requires additional equity capital.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.          Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Facility Agreement.

2.          Equity Commitments. Subject to the terms and conditions contained in this Agreement, Thermo hereby agrees to make, or cause to be made, available (in each case, in addition to the cash equity financing made available to the Borrower under the Purchase Agreement (defined below)), and shall fund to the Borrower, the cash equity financing (including for this purpose, convertible subordinated debt, subordinated debt with warrants and similar equity-like financial instruments which, in all cases, shall be subject to definitive documentation, including, without limitation, subordination provisions, acceptable to the Majority Lenders and COFACE) set forth in clauses (a), (b), (c), (d), and (e) of this Section 2 (each, an “Equity Commitment” and together, the “Equity Commitments”), in each case on the terms set forth in this Section 2:

(a)	On the Effective Date and thereafter on the third Business Day of each week until the earliest of (x) the closing of the COFACE Facility Restructuring, (y) July 31, 2013 and (z) such other date on which this Agreement is terminated in accordance with Section 6 hereof, an amount in cash equal to the excess, if any (as determined in good faith by FTI Consulting, Inc.), as of the last Business Day of the immediately preceding week, of (i) $4,000,000 over (ii) Globalstar’s consolidated unrestricted cash balance (the “Initial Minimum Cash Commitment”), which amount shall be in addition to the Effective Date Commitment (as defined below), provided, that the Initial Minimum Cash Commitment shall not exceed $20,000,000;

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(b)	On or prior to the Effective Date, an aggregate amount of cash (which amount shall be in addition to the Initial Minimum Cash Commitment) equal to $25,000,000 (the “Effective Date Commitment”), which the Borrower hereby acknowledges and agrees shall be the sole source of funding the Cash Payment (as defined in the 5.75% Notes Term Sheet), and, to the extent the Effective Date Commitment exceeds that amount, the balance of which shall be retained by the Borrower for working capital and general corporate purposes;

(c)	Contemporaneously with the closing of, and as a condition precedent to, the consummation and effectiveness of a COFACE Facility Restructuring, an aggregate amount of cash (which amount shall be in addition to the Effective Date Commitment) equal to $20,000,000 less the aggregate amount of cash actually received by the Borrower in connection with the Initial Minimum Cash Commitment (the “2013 Closing Commitment”);

(d)	Subject to the prior consummation and effectiveness of a COFACE Facility Restructuring, and as a condition precedent (among others) to the execution and delivery of the subordinated subsidiary guarantees described in Section 7 of the 5.75% Notes Term Sheet, on or prior to December 26, 2013, an aggregate amount of cash (which amount shall be in addition to the Initial Minimum Cash Commitment, the Effective Date Commitment, and the 2013 Closing Commitment) equal to $20,000,000 (the “2013 Year-End Commitment”); and

(e)	Subject to the prior consummation and effectiveness of a COFACE Facility Restructuring, on or prior to December 31, 2014, an aggregate amount of cash (which amount shall be in addition to the Effective Date Commitment, the Initial Minimum Cash Commitment, the 2013 Closing Commitment, and the 2013 Year-End Commitment) equal to $20,000,000 less the excess, if any, of (i) the amount of cash actually received by the Borrower in connection with the Initial Minimum Cash Commitment, the 2013 Closing Commitment, and the 2013 Year-End Commitment over (ii) $40,000,000 (the “2014 Anticipated Equity Financing”).

For the avoidance of doubt, the amount of Thermo’s payments with respect to the 2013 Closing Commitment, 2013 Year-End Commitment, and the 2014 Anticipated Equity Financing shall be reduced by the proceeds received by the Company from any financing received by the Company pursuant to third party Equity Commitments. Thermo hereby further agrees that, in connection with the execution of any definitive documentation for a COFACE Facility Restructuring, it shall execute and deliver all agreements, instruments, certificates, filings and other documents necessary, or otherwise reasonably requested by the Borrower or the Agent, to effect the Equity Commitments in accordance with the terms set forth in this Section 2. Thermo hereby acknowledges and agrees that its obligation to fund the Equity Commitments to the Borrower shall be irrevocable and subject only to the conditions expressly set forth herein, provided that Thermo’s obligation to provide the Effective Date Commitment is conditioned upon the satisfaction or waiver in writing of all of the conditions set forth in Section 5 hereof and the closing of the Exchange Transaction as set forth herein.

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3.          Consent to Exchange Transaction. Subject to the terms and conditions hereof, including, among other things, the Borrower’s acknowledgment and agreement that the Cash Payment shall be made only from the proceeds of the Effective Date Commitment, the Agent and the Lenders consent to the Exchange Transaction, as set forth in the 5.75% Notes Term Sheet, subject to definitive documentation to be delivered to and approved in writing by the Agent and the Majority Lenders (such approval to be evidenced by the execution and delivery of a signature page to this Agreement by the Agent and the Majority Lenders), which documentation, in each case, shall (x) be identified in Annex III hereof (such documentation, the “Disclosed Documents”) and (y)(i) be in all material respects consistent with the 5.75% Notes Term Sheet or (ii) contain terms that are not materially less favorable to the Borrower and each of the Subsidiary Guarantors than those terms set forth in the 5.75% Notes Term Sheet, as determined by the Majority Lenders in their commercially reasonable discretion (such determination also to be evidenced by their execution of this Agreement), provided, that the Agent and Lenders consent to the execution and delivery of the subordinated subsidiary guarantees described in Section 7 of the 5.75% Notes Term Sheet, only upon satisfaction of each of the following conditions: (i) the subordinated subsidiary guarantees are executed on or after December 26, 2013, (ii) the COFACE Facility Restructuring has been consummated, (iii) at the time such guarantees are executed and delivered, Thermo is not in breach of any of its obligations under Section 2 hereof, (iv) the Borrower shall have received the cash equity financing attributable to the 2013 Closing Commitment and the 2013 Year-End Commitment, and (v) at the time such guarantees are executed and delivered there has not occurred an Event of Default under Section 23.1 of the Facility Agreement that is continuing. If any Subsidiary becomes a Subsidiary Guarantor (as defined in the Facility Agreement) or a guarantor of any other series of notes issued under the Original Indenture and any supplemental indenture relating thereto, such Subsidiary may execute a joinder to the subordinated subsidiary guaranty, subject to the other conditions in this Section 3.

4.          COFACE Facility Restructuring. Without limiting the generality of the foregoing, each of the Parties (including the Agent, but only upon the valid direction of the Lenders and COFACE) shall (severally and not jointly) use commercially reasonable efforts to take any and all necessary and appropriate actions in furtherance of the consummation of a COFACE Facility Restructuring. Such actions may include, among other things and as applicable: (i) consenting to a COFACE Facility Restructuring, (ii) negotiating and executing any definitive documentation for a COFACE Facility Restructuring, which shall include the terms described on Annex II hereof (which documentation shall, without limitation, include any additional documentation required by the Majority Lenders and reasonably acceptable to the Borrower and Thermo to evidence the commitment (which commitment shall be subject to the conditions contained in Section 2 hereof but shall otherwise be unconditional) by Thermo (or other third parties reasonably acceptable to the Majority Lenders) to pay to the Borrower the 2013 Year-End Commitment and the 2014 Anticipated Equity Financing by no later than December 26, 2013 and December 31, 2014, respectively), and such other terms not inconsistent therewith as may be mutually agreed by the Borrower, Thermo, the Agent and the Majority Lenders, and (iii) obtaining any and all required regulatory and/or third party approvals for, and making any necessary filings in connection with, a COFACE Facility Restructuring (which approvals and filings may relate to, among other things, any know-your-client or other similar regulatory requirements). Except as expressly set forth in this Agreement, prior to the execution of definitive documentation, nothing in this Agreement shall be construed as a waiver, amendment or modification of the Facility Agreement or any of the other Finance Documents, all of which are hereby reaffirmed and ratified in all respects, or a waiver of any Default or Event of Default or any rights or remedies in connection therewith under the Financing Documents or applicable law, all of which are fully reserved.

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5.          Conditions Precedent; Effective Date. This Agreement shall become effective on the date on which each of the conditions set forth in this Section 5 shall have been satisfied or waived in writing by the Party entitled to waive such condition (such date, the “Effective Date”).

(a)	Mutual Conditions to the Occurrence of the Effective Date. The effectiveness of this Agreement is subject to the satisfaction (or waiver in writing by the Agent and the Majority Lenders) of each of the following conditions:

i.	Each Party shall have duly executed this Agreement;

ii.	There shall exist no stay, injunction or other order issued by any governmental authority, regulatory authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement;

iii.	The Effective Date Commitment shall have been received by the Company in cash;

iv.	Cash used to fund the Cash Payment under the Exchange Transaction shall not exceed the proceeds of the Effective Date Commitment received by the Borrower;

v.	COFACE shall have delivered to the Agent, and not withdrawn, all of its approvals required under, and in connection with the effectiveness of, this Agreement; and

vi.	The Company shall have paid to the Lenders all of the fees, costs and expenses set forth in Section 9 hereof.

(b)	Conditions of the Restructuring Support Parties to the Occurrence of the Effective Date. The effectiveness of this Agreement is subject to the satisfaction (or waiver in writing by the Agent and the Majority Lenders) of each of the following further conditions:

i.	Each of the representations and warranties of Globalstar and the Subsidiary Guarantors contained in Section 10(c) hereof which (x) are not subject to a materiality qualification shall be true and correct in all material respects and (y) are subject to a materiality qualification shall be true and correct in all respects;

ii.	Each of the representations and warranties by Thermo contained in Sections 10(a) and 10(b) hereof which (x) are not subject to a materiality qualification shall be true and correct in all material respects and (y) are subject to a materiality qualification shall be true and correct in all respects; and

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iii.	All of the agreements and covenants of Globalstar, the Subsidiary Guarantors and Thermo to be performed prior to the Effective Date shall have been duly performed in all material respects.

(c)	Conditions of Globalstar, Thermo and the Subsidiary Guarantors to the Occurrence of the Effective Date. The effectiveness of this Agreement against Globalstar, Thermo and the Subsidiary Guarantors is subject to (unless waived in writing by Globalstar and Thermo) each of the representations and warranties of the Restructuring Support Parties (other than Thermo and the Subsidiary Guarantors) contained in Section 10(a) hereof which (x) are not subject to a materiality qualification being true and correct in all material respects and (y) are subject to a materiality qualification being true and correct in all respects.

(d)	Frustration of Conditions to Effectiveness. No Party may rely on the failure of any condition set forth in this Section 5 to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to use its commercially reasonable efforts to cause all conditions to the effectiveness of this Agreement to be satisfied.

6.          Termination. This Agreement may be terminated at any time, including after the Effective Date, only as follows:

(a)	by the written consent of all of the Parties;

(b)	by the Lenders (so long as neither the Agent nor the Lenders are in breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination as to have caused any of the conditions set forth in Section 5 hereof not to be satisfied), upon written notice to all of the Parties of the occurrence of any of the following events:

i.	any Noteholder or group of Noteholders holding in the aggregate greater than $5,000,000 in principal amount of the 5.75% Notes takes any legal action to enforce their rights under the 5.75% Notes or the Indenture (each, an “Enforcement Action”) and such action has continued for more than thirty (30) days;

ii.	the Exchange Transaction has not closed by May 31, 2013;

iii.	the occurrence of any of the following (each, a “Bankruptcy Event”):

(x)          the Borrower or any of its Subsidiaries commences a voluntary case or proceeding concerning itself, or an involuntary case or proceeding concerning the Borrower or any of its Subsidiaries is commenced, under title 11 of the United States Code (the “Bankruptcy Code”) or under other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or adjustment of debts or analogous proceedings; or

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(y)          the Borrower or any of its Subsidiaries applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator, or the like, of itself or of a material part of its property, domestic or foreign; or

(z)          the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors;

iv.	COFACE withdraws or modifies its approval of this Agreement or of any of the transactions contemplated hereby; or

v.	a COFACE Facility Restructuring has not been consummated on or prior to June 28, 2013;

(c)	by any Restructuring Support Party (other than Thermo) (so long as such Restructuring Support Party is not in breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination as to have caused any of the conditions set forth in Section 5 hereof not to be satisfied) upon written notice to Globalstar and each other Restructuring Support Party of the occurrence of any of the following events:

i.	any material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of any other Party (the “Breaching Party”), which material violation, breach or inaccuracy would cause any of the conditions set forth in Section 5 hereof not to be satisfied, and such violation, breach or inaccuracy has not been cured, to the extent curable, by the Breaching Party within fifteen (15) days after receipt by the Breaching Party of written notice thereof; or

ii.	any of Globalstar or the Subsidiary Guarantors discloses any material information concerning itself or the Company that was not disclosed to the Restructuring Support Parties prior to the Effective Date (the parties agree that, only for purposes of this Section 6(c)(ii), all information set forth in Globalstar’s filings with the U.S. Securities and Exchange Commission from January 1, 2011 to the date of this Agreement or set forth in any written report, certificate of other document delivered by Globalstar to the Agent pursuant to the Facility Agreement shall be deemed to have been disclosed to the Restructuring Support Parties), the existence or substance of which has a material adverse effect on the Company’s ability to consummate the transactions contemplated by this Agreement; or

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(d)	by the Company or Thermo (so long as the Company or Thermo, as the case may be, is not in breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination as to have caused any of the conditions set forth in Section 5 hereof not to be satisfied) upon written notice to each Restructuring Support Party of the occurrence of any material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of any Restructuring Support Party, which material violation, breach or inaccuracy would cause any of the conditions set forth in Section 5 hereof not to be satisfied, and such violation, breach or inaccuracy has not been cured, to the extent curable, by such Restructuring Support Party within fifteen (15) days after receipt by such Restructuring Support Party of written notice thereof.

7.          Effect of Termination. The earliest of: (i) the date on which this Agreement is terminated in accordance with Section 6 hereof; (ii) the date on which a COFACE Facility Restructuring is consummated; or (iii) June 28, 2013, shall be referred to as the “Termination Date”. Upon the occurrence of the Termination Date, termination of this Agreement shall be effective immediately and all obligations hereunder (other than (x) the Company’s obligations under Section 25 hereof and (y) all of the Lenders’ consents under Section 3 hereof, except for the consent to the delivery of the subordinated subsidiary guarantees described in Section 7 of the 5.75% Notes Term Sheet (the delivery of which shall be governed by definitive documentation for a COFACE Facility Restructuring and the terms of which shall include the conditions to delivery thereof identical to those contained in Section 3 hereof and shall otherwise be consistent with the terms hereof and the 5.75% Notes Term Sheet), each of which obligations and consent shall survive the Termination Date) shall terminate, each Party hereto shall be released from its commitments, undertakings and agreements (except as otherwise expressly provided herein), and this Agreement shall be of no further force and effect; provided, however, that any claim for breach of this Agreement that arises or occurs prior to the Termination Date shall survive such termination and all rights and remedies with respect to such claims shall not be prejudiced in any way. For the avoidance of doubt, other than in the event of the consummation of a COFACE Facility Restructuring, none of the Lenders’ consents under Section 3 hereof to the delivery of the subordinated subsidiary guarantees described in Section 7 of the 5.75% Notes Term Sheet and none of Thermo’s commitments under Sections 2(a), (c), (d) or (e) hereof shall survive the Termination Date.

8.          Covenants.

(a)	Globalstar hereby agrees to deliver executed copies of the Disclosed Documents, each certified as true and correct by a responsible officer of Globalstar, within three (3) Business Days of the closing of the Exchange Transaction.

(b)	Each of Parties hereto hereby agrees to use its commercially reasonable efforts to:

i.	meet in person as a group with their advisors on or prior to May 24, 2013 at a location to be determined by the Lenders to negotiate a term sheet that includes all principal terms of a COFACE Facility Restructuring (a “Long-Form Term Sheet”); and

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ii.	agree in writing (subject to internal credit approval and COFACE approval) to a Long-Form Term Sheet on or prior to June 6, 2013.

(c)	Each of Thermo and Globalstar hereby agrees to provide the Agent prompt written notice if, after the date hereof, James Monroe III, Thermo, Globalstar, any Subsidiary Guarantor or any of their respective affiliates (directly, indirectly or beneficially) (i) comes to own or control any of the 5.75% Notes or any of the New Notes (as defined in the 5.75% Notes Term Sheet) or (ii) becomes a party to any written agreement, “side-letter,” undertaking or understanding relating to such person’s ownership of or control of any voting or economic rights associated with the 5.75% Notes or the New Notes.

9.          Costs and Fees. The Company shall as promptly as practicable reimburse the Agent and each Lender for all costs, fees and expenses incurred by such Party related to the transactions contemplated hereby, including, without limitation, counsel and advisor fees and expenses of White & Case LLP and FTI Consulting, Inc.

10.        Representations and Warranties.

(a)	Each of the Restructuring Support Parties hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct and complete as of the date hereof:

i.	it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

ii.	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

iii.	the execution, delivery and performance by it of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its affiliates, or its certificate of incorporation or bylaws or other organizational documents or those of any of its affiliates or (ii) in the case of Thermo, conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its affiliates is a party;

iv.	the execution, delivery, and performance by it of this Agreement does not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state or other governmental authority or regulatory body, other than the approval of COFACE in the case of the Agent and the Lenders and required filings under the Securities Exchange Act of 1934 by Thermo and its affiliates; and

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v.	this Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms.

(b)	In addition to the foregoing, Thermo also hereby represents and warrants as to itself that the following statements are true, correct and complete as of the date hereof:

i.	Thermo has, and on each date on which an Equity Commitment is contemplated pursuant to Section 2 hereof Thermo will have sufficient cash available (through existing credit agreements or otherwise) to enable it to make the Equity Commitments in full;

ii.	the obligations of Thermo under this Agreement (including, without limitation, the Equity Commitments) shall not be contingent on the availability of financing;

iii.	Thermo is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, with sufficient knowledge and experience to evaluate properly the terms and conditions of the this Agreement, and has been afforded the opportunity to discuss this Agreement and other information concerning the Company with the Company’s representatives, and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction and will not seek rescission or revocation of this Agreement; and

iv.	other than as disclosed on Annex III hereto, none of James Monroe III, Thermo or any of their respective affiliates (directly, indirectly or beneficially) (i) owns or controls any of the 5.75% Notes or (ii) is a party to any written agreement, “side-letter,” undertaking or understanding relating to such person’s ownership of or control of any voting or economic rights associated with the 5.75% Notes or the New Notes.

(c)	Globalstar and each Subsidiary Guarantor hereby represent and warrant that the following statements are true, correct and complete as of the date hereof:

i.	it has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

ii.	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

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iii.	the execution, delivery and performance by it of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its affiliates, or its certificate of incorporation or bylaws or other organizational documents or those of any of its affiliates, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its affiliates is a party;

iv.	the execution, delivery, and performance by it of this Agreement does not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state or other governmental authority or regulatory body;

v.	since April 1, 2013, no fact, condition, circumstance or event has occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets or financial condition of the Company;

vi.	neither Globalstar nor any Subsidiary Guarantor is aware of any Enforcement Action having been commenced by any Noteholder or group of Noteholders holding in the aggregate greater than $5,000,000 in principal amount of the 5.75% Notes;

vii.	the Common Stock Purchase Agreement, dated as of December 28, 2012 (the “Purchase Agreement”), between the Borrower and Terrapin Opportunities, L.P. (“Terrapin”), has not been modified and remains in full force and effect, and the Borrower is unaware of any breach thereof or default thereunder by either party thereto;

viii.	no Bankruptcy Event has occurred; and

ix.	other than as disclosed on Annex III hereto, none of James Monroe III, Globalstar, the Subsidiary Guarantors or any of their respective affiliates (directly, indirectly or beneficially) (i) owns or controls any of the 5.75% Notes or (ii) is a party to any written agreement, “side-letter,” undertaking or understanding relating to such person’s ownership of or control of any voting or economic rights associated with the 5.75% Notes or the New Notes.

11.          Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Company, and, if a Bankruptcy Event occurs, Globalstar and each Subsidiary Guarantor hereby waives any right to assert that the termination of this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of terminating this Agreement, to the extent that the applicable bankruptcy court determines that such relief is required.

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12.          Acknowledgment. Globalstar and each Subsidiary Guarantor hereby:

(a)	reaffirms and admits the validity and enforceability of the Facility Agreement and all other documents and agreements to which it and any Restructuring Support Party are parties and all of its obligations thereunder, without offset, defense or counterclaim; and

(b)	represents and warrants that the Agent, on behalf of the Lenders, has a valid, perfected, first priority security interest in all of the Collateral to the extent contemplated in the Security Documents.

13.          Waiver. This Agreement is part of a proposed settlement of a dispute among the Parties. Nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

14.          Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several and not joint. No Restructuring Support Party shall have any responsibility for any trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Restructuring Support Parties shall in any way affect or negate this understanding and agreement.

15.          Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order any court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

16.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.

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17.          Waiver of Right to Trial by Jury. Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between any of them arising out of, connected with, relating to or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

18.          Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators and representatives.

19.          No Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third party beneficiary of this Agreement.

20.          Notices. All notices (including, without limitation, any notice of termination) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, e-mail or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing to each Party:

(a)	If to Globalstar or any Subsidiary Guarantor, to the address, e-mail address or facsimile number set forth below:

Globalstar, Inc.

300 Holiday Square Boulevard

Covington, Louisiana 70433

United States of America

Attention: James Monroe III

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, Illinois 60606

United States of America

Attention: George N. Panagakis and Ron E. Meisler

(b)	If to Agent, to the address, e-mail address or facsimile number set forth below:

BNP Paribas (as COFACE Agent)

16 boulevard des Italiens

75009 Paris

France

Attention: Jean Philippe Poirier and Emmanuel Galzy

with a copy to:

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White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Attention: Scott Greissman and Michael Shepherd

(c)	If to Thermo, to the address, e-mail address or facsimile number set forth below:

Thermo Funding Company LLC

1735 19th Street #200

Denver, Colorado 80202

United States of America

Attention: James Monroe III

with a copy to:

Taft Stettinius & Hollister LLP

425 Walnut Street, Suite 1800

Cincinnati, Ohio 45202-3957

Attention: Gerald S. Greenberg

(d)	If to a Lender or a transferee thereof, to the addresses, e-mail addresses or facsimile numbers set forth below following the Lender’s or the transferee’s signature, as the case may be, with a copy to the Agent.

21.          Entire Agreement. This Agreement, including the Annexes hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement. The Annexes to this Agreement are expressly incorporated herein and are made a part of this Agreement.

22.          Severability. The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision. Upon such determination that any provision of this Agreement is illegal, invalid or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

23.          Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without the prior written consent of all Parties.

24.          Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

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25.          Public Disclosure. The Company shall submit to counsel to the Agent and the Trustee all press releases and public filings relating to this Agreement or the transactions contemplated hereby and thereby and any amendments thereof. The Company shall not, without the consent of each of the Restructuring Support Parties, (a) use the name of any Restructuring Support Party in any press release without such Restructuring Support Party’s prior written consent or (b) disclose (except to the extent that the same may already be public or such disclosure is required under applicable law) to any person other than legal, financial and tax advisors to the Company the principal amount or percentage of any claims or interest held by the Restructuring Support Parties or any of their subsidiaries or affiliates.

26.          Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

27.          Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

28.          Finance Document. This Agreement shall constitute a Finance Document. Other than as set out in this Agreement, each Finance Document shall remain in full force and effect.

29.          Miscellaneous. The following provisions of the Facility Agreement are incorporated into this Agreement, mutatis mutandis, as if set out in this Agreement with references to “this Agreement” being construed as references to this Agreement: clause 17 (Costs and Expenses). Any failure by the Borrower or any of the Subsidiary Guarantors to comply with this Agreement shall constitute an Event of Default pursuant to clause 23.3 (Other Obligations) of the Facility Agreement (other than those obligations and/or provisions which if not complied with would result in an Event of Default under another sub-clause 23 (Events of Default) of the Facility Agreement). Other than in respect of each Finance Party, a person who is not a party to this Agreement may not rely on it and the terms of the Contracts (Rights of Third Parties) Act 1999 are excluded. Each Finance Party reserves all other rights or remedies it may have now or in the future.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Borrower

GLOBALSTAR, INC., as Borrower

By:	/s/ James Monroe III
Name: James Monroe III
Title: Chief Executive Officer

Subsidiary Guarantors

GSSI, LLC, as Subsidiary Guarantor

By:	/s/ L. Barbee Ponder
Name: L. Barbee Ponder
Title: Assistant Secretary

Globalstar Security Services, LLC, as Subsidiary Guarantor

By:	/s/ Anthony J. Navarra
Name: Anthony J. Navarra
Title: President

Globalstar C, LLC, as Subsidiary Guarantor

By:	/s/ L. Barbee Ponder
Name: L. Barbee Ponder
Title: Assistant Secretary

Globalstar USA, LLC, as Subsidiary Guarantor

By:	/s/ L. Barbee Ponder
Name: L. Barbee Ponder
Title: Assistant Secretary

Globalstar Leasing LLC, as Subsidiary Guarantor

By:	/s/ L. Barbee Ponder
Name: L. Barbee Ponder
Title: Assistant Secretary

spot LLC, as Subsidiary Guarantor

By:	/s/ L. Barbee Ponder
Name: L. Barbee Ponder
Title: Assistant Secretary

GLOBALSTAR BROADBAND SERVICES INC., as Subsidiary Guarantor

By:	/s/ Richard S. Roberts
Name: Richard S. Roberts
Title: Assistant Secretary

GLOBALSTAR MEDIA LLC, as Subsidiary Guarantor

By:	/s/ Richard S. Roberts
Name: Richard S. Roberts
Title: Assistant Secretary

ATSS Canada, Inc., as Subsidiary Guarantor

By:	/s/ L. Barbee Ponder
Name: L. Barbee Ponder
Title: Assistant Secretary

Globalstar Brazil Holdings, L.P., as Subsidiary Guarantor

By:	/s/ L. Barbee Ponder
Name: L. Barbee Ponder
Title: Assistant Secretary

gcl licensee llc, as Subsidiary Guarantor

By:	/s/ L. Barbee Ponder
Name: L. Barbee Ponder
Title: Assistant Secretary

gusa licensee llc, as Subsidiary Guarantor

By:	/s/ L. Barbee Ponder
Name: L. Barbee Ponder
Title: Assistant Secretary

Globalstar Licensee LLC, as Subsidiary Guarantor

By:	/s/ L. Barbee Ponder
Name: L. Barbee Ponder
Title: Assistant Secretary

COFACE Agent

BNP PARIBAS, as COFACE Agent

By:	/s/ Jean Philippe Poirier
Name: Jean Philippe Poirer
Title: Export Finance

By:	/s/ Claudia Belli
Name: Claudia Belli
Title: Export Finance

Lenders

BNP PARIBAS, as Lender

By:	/s/ Jean Philippe Poirier
Name: Jean Philippe Poirer
Title: Export Finance

By:	/s/ Claudia Belli
Name: Claudia Belli
Title: Export Finance

crÉdit agricole corporate and investment bank, as Lender

By:	/s/ Jean-Luc Ransac
Name: Jean-Luc Ransac
Title: Authorized Signatory

Crédit Industriel et Commercial, as Lender

By:	/s/ Thomas Giroud
Name: Thomas Giroud
Title: A.V.P.

By:	/s/ Jacques-Philippe Menville
Name: Jacques-Philippe Menville
Title: S.V.P.

NATIXIS, as Lender

By:	/s/ David Bonnefoy
Name: David Bonnefoy
Title: Managing Director Structuring SEF

By:	/s/ Matthieu Jamin

Name: Matthieu Jamin
Title: Associate Director SEF

SOCIÉTE GÉNÉRALE, as Lender

By:	/s/ Nicolas Buisine
Name: Nicolas Buisine
Title: Vice President, TMT Finance

Thermo

THERMO FUNDING COMPANY LLC

By:	/s/ James Monroe III
Name: James Monroe III
Title: Manager

ANNEX I

5.75% Notes Term Sheet

5.75% Convertible Senior Notes due 2028

This sets forth the principal terms of a proposed transaction in which Globalstar, Inc. (“Globalstar” or the “Company”) will offer to exchange cash and a newly issued series of Convertible Senior Notes (the “New Notes”) for the 5.75% Convertible Senior Notes (the “Notes”) issued by Globalstar, and is presented to certain of the holders (the “Holders”) of the Notes for discussion purposes only. This is not an offer by the Company to purchase or exchange any of the Notes, and the Company is not soliciting the Holders’ consent to any amendments to the indenture governing the Notes. Any binding proposal will be set forth in writing and identified as such. This proposal may be amended or withdrawn by the Company at any time in its sole discretion. This proposal remains subject in all respects to any necessary consents of the lenders under that certain COFACE Facility Agreement among Globalstar, as Borrower, BNP Paribas, Societe Generale, Natixis, Crédit Agricole Corporate and Investment Bank and Credit Industriel et Commercial, as Mandated Lead Arrangers, BNP Paribas, as Security Agent and COFACE Agent (the “COFACE Agent”), and the Banks and Financial Institutions listed in Schedule 1 thereto as Original Lenders (as amended, restated, or otherwise modified from time to time, the “Facility Agreement”). The transaction would be further conditioned upon participation by holders of a minimum of 91% in principal amount of the Notes put to the Company. Any election by the Company to pay cash instead of equity or to exercise the December 2013 Call Right (as defined below), shall each be subject to the prior and explicit written approval of the Majority Lenders (as defined in the Facility Agreement).

The below proposed new terms represent the principal proposed terms of the exchange transaction and the New Notes (except as modified the New Notes will have the same terms as the Notes); additional terms of the New Notes will need to be negotiated. The parties will also need to discuss the structure of the transaction.

Proposed New Terms

1.	Removal of Put Option

The Holders currently have the right to require Globalstar to purchase for cash all or any portion of the Notes on each of April 1, 2013, April 1, 2018 and April 1, 2023. Globalstar proposes that the supplemental indenture governing the New Notes will eliminate the April 1, 2013 put date. The April 1, 2018 and April 1, 2023 put dates shall remain as will the final maturity date of April 1, 2028.

The Company’s right to call (redeem) the New Notes under Section 4.01 of the new supplemental indenture shall apply solely (a) on December 10, 2013 (the “December 2013 Call Right”), if and only if the 30-day trailing volume weighted average price of the common stock on November 29, 2013 is less than $0.20, adjusted for any extraordinary events (e.g., a stock split or a reverse stock split), which redemption would trigger the make-whole payment set forth below, and (b) from and after April 1, 2018. To exercise the December 2013 Call Right, the Company must issue a call notice on or prior to the close of business on December 2, 2013.

2.	Cash Payment	Exchanging holders shall receive a pro rata cash paydown of 20.6606% of their existing Notes plus cash in an amount equal to all accrued and unpaid interest on the existing Notes.

3.	Conversion Rate / Conversion Price

The current base conversion rate for the Notes is 166.1820 shares of common stock per $1,000 principal amount of the Notes, equivalent to a base conversion price of approximately $6.02 per share.

From the date of the effectiveness of the new supplemental indenture until April 1, 2014, the base conversion price of the New Notes will be $0.80 (as it may be lowered by anti-dilution or other provisions, the “New Conversion Price”).

From April 1, 2014 until April 1, 2015, the New Conversion Price will be lowered to a 10% discount to the 30-day trailing volume weighted average price of the common stock on April 1, 2014, if such discounted price is lower than the New Conversion Price. If not, the New Conversion Price will remain in effect.

From April 1, 2015 until the final maturity date of April 1, 2028, the New Conversion Price will be lowered to a 10% discount to the 30-day trailing volume weighted average price of the common stock on April 1, 2015, if such discounted price is lower than the New Conversion Price. If not, the New Conversion Price will remain in effect.

Additionally, if such discounted price is lower than the New Conversion Price on April 1, 2014, on that date Globalstar will provide additional consideration to the New Note holders in the amount of 25% of the principal amount outstanding of the New Notes on that date payable in equity, or cash (such form to be determined at the Company’s option) which will not reduce the principal amount outstanding. Any equity included in this consideration will be priced equal to the 30-day trailing volume weighted average price of the common stock on April 1, 2014.

4.	Make-Whole Premium

The make-whole language in the supplemental indenture governing the New Notes will apply if a fundamental change occurs at any time on or before April 1, 2028.

The indenture will also contain a make-whole provision effective upon (x) the exercise by the Company of its December 2013 Call Right, which call, if exercised, would trigger a make-whole premium equal to 32 percent in cash, less interest paid, or (y) conversion, in which case, the make-whole premium would be based on 3 years’ worth of interest (including both cash and PIK interest as set forth herein) from the date of issuance of the New Notes less interest paid, which amount shall be payable (a) upon a call, in cash or (b) upon conversion, in common stock based on the 30-day trailing volume weighted average price immediately prior to conversion; provided that this make-whole shall not apply to conversions within the first 12 months after closing of the exchange or conversions in accordance with the equitization of the New Notes provision below.

5.	Interest Rate	The New Notes will receive interest at a rate of 8.00%, with 5.75% paid in cash and a PIK interest component of 2.25%.

6.	Equitization of New Notes

During the 20-business day period immediately following the 30-day period immediately following closing, Globalstar will offer each holder the opportunity to exchange up to 15% of the New Notes held by each holder for, at Globalstar’s option (and Globalstar shall inform the holders of the New Notes of its choice at closing), either (x) cash or (y) shares of common stock at a price per share equal to the lower of (i) the trailing volume weighted average price of the common stock during the 30-day period immediately following closing or (ii) $0.50.

During the 20-business day period immediately following the nine month anniversary of the closing, Globalstar will offer each holder the opportunity to exchange up to an additional 15% of the New Notes held by each holder for, at Globalstar’s option (and Globalstar shall inform the holders of the New Notes of its choice prior to the start of the 30-day period referred to below), either (x) cash or (y) shares of common stock at a price per share equal to the lower of (i) the trailing volume weighted average price of the common stock during the 30-day period immediately prior to such 20-business day period set forth above or (ii) $0.50.

7.	Guarantees

No later than December 31, 2013, any direct or indirect subsidiaries of Globalstar that provide guarantees under the COFACE facility or any other series of notes will guarantee Globalstar’s obligations under the New Notes, in form and substance (including with respect to intercreditor and subordination provisions) satisfactory to the COFACE Lenders. Due to Globalstar’s inability to grant such guarantees upon the closing of a restructured COFACE Facility Agreement, the holders of the New Notes will receive (without reduction in principal of the New Notes) common stock equal to 3% of the current (i.e. 4/15) principal amount outstanding of the Notes based on the Equity Issuance Price (as defined below) at the closing of the exchange. Notwithstanding any disbursement of common stock as described in the preceding sentence, such holders shall continue to be entitled to receive guarantees as described in the first sentence above.

8.	Anti-dilution Protections

Globalstar will grant anti-dilution protections to holders of the New Notes, in addition to those currently provided in the Notes, substantially similar to those provided with respect to the 8.0% Convertible Senior Unsecured Notes, as set forth in section 9.04(b) of the Second Supplemental Indenture, other than with respect to any securities issued in connection with the Additional Thermo Equity Investment.

9.	Equity Issuance

Consenting holders will receive at closing (without reduction in principal of the New Notes) common stock equal to 8% of the current principal amount outstanding of the Notes based on the lower of (i) the trailing volume weighted average price of the common stock during the 30-day period preceding closing or (ii) $0.32 (the “Equity Issuance Price”).

10.	Alternative to Second Lien Position

The Company was unable to obtain consent for the New Notes to receive a “silent second” lien on all of the assets that secure the COFACE facility. Therefore, at the Company’s option either the Equity Issuance shall increase to an equity issuance of 13% or the amount of outstanding New Notes after closing shall be increased by 5% at closing. In lieu of the original agreement on a springing lien, if any second (or junior first) lien is granted in connection with any future financings by the Company, other than a restructuring of the COFACE facility, provided that neither Thermo, Jay Monroe nor one of their affiliates participates in such COFACE restructuring, (i) upon the first such financing, holders of the New Notes will receive (without reduction in principal of the New Notes) common stock equal to 5% of the current (i.e. 4/15) principal amount outstanding of the Notes based on the then-current 30-day VWAP and (ii) if the financing is before April 1, 2018 and Thermo, Jay Monroe or one of their affiliates participates in any such financings, the exchanging Holders (regardless of whether they continue to hold New Notes) shall receive the right to participate in up to 50% of the amount of indebtedness proposed to be issued or sold to Thermo, Jay Monroe or their affiliates, in any such financings, offered on a pro rata basis to such Holders based on their proportionate ownership of the New Notes (as among themselves) as of closing.

11.	Additional Thermo Equity Investment

At closing, Thermo shall make an additional common equity investment of no less than $25 million at a price equal to $0.32 per share (which $25 million shall include any investment made to satisfy the Company’s obligations hereunder).

12.	Payment of Professional Advisors

On March 22, 2013, the Company will pay $236,606.82, representing a portion of the accrued fees and expenses of Akin Gump. On or prior to close of business on April 5th, 2013, the Company will pay any remaining accrued fees and expenses of Akin Gump incurred through March 31, 2013. Upon entry into forbearance agreement, Globalstar will enter into an amendment to the currently existing engagement agreement to pay Akin Gump’s fee and expenses incurred from April 1, 2013 forward. This amended engagement agreement will include a reasonable retainer sized for the work expected to be accomplished during the month of April to document and close on the terms of this term sheet.

13.	Other	The new supplemental indenture shall contain customary 9.9% conversion blocker language.

ANNEX II

Initial COFACE Restructuring Terms

Initial COFACE Restructuring Terms

This sets forth certain proposed modifications to the indebtedness of Globalstar, Inc. (“Globalstar” or the “Borrower,” and together with its subsidiaries and affiliates, the “Company”) under that certain COFACE Facility Agreement dated as of 5 June 2009 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Facility Agreement”), among, inter alia, Globalstar, as borrower, certain financial institutions and banks party thereto, as lenders (the “Lenders”), and BNP Paribas, as COFACE Agent and Security Agent (in such capacities, the “Agent”). Capitalized terms used herein and not defined herein shall have the meanings given them either in the Equity Commitment, Restructuring Support and Consent Agreement, dated as of May 20, 2013 (together with the Annexes thereto, the “Restructuring Agreement”), or in the Facility Agreement.

Any agreement to restructure the outstanding loans and other obligations under the Facility Agreement or under any other documents evidencing Globalstar’s indebtedness shall only exist upon execution of definitive documentation, receipt by each of the Lenders and COFACE of internal credit approval, consent by the Lenders and COFACE, and satisfaction of the conditions precedent to effectiveness as stated therein.

The proposed COFACE Facility Restructuring will provide for the amendment and restatement of the Facility Agreement on the following terms and on certain other terms required by the Lenders and agreed to by the Company:

Scheduled Minimum Principal Repayments:

The Repayment Schedule will be replaced by a new repayment schedule set forth in Schedule 1 hereto (the “New Repayment Schedule”), which sets forth the amount of the minimum required principal payments and the amount payable on the Final Maturity Date, subject to possible adjustment based on the COFACE premium amount and payment schedule.

Interest Rate:

Applicable Margin in respect of each Facility will increase:
(i) by 50 basis points as of the Closing (defined below); and
(ii) beginning on June 1, 2017 and continuing until the Final Maturity Date, by an additional 50 basis points on the first Payment Date to occur after June 1 of each year.

Restructuring Fee:	2.5% of the outstanding amount of the Loans at closing of the COFACE Restructuring Facility (the “Closing”) (which shall be fully earned at such Closing and nonrefundable when paid), which Restructuring Fee shall be paid 40% at such Closing and 60% shall be paid on December 31, 2017.

Conditions Precedent:	Conditions precedent to consummation of a COFACE Facility Restructuring, consistent with transactions of the type, and including, among other things:

(i) delivery of a final business plan and financial projections in form and substance satisfactory to the Agent and the Lenders and agreed to by the Company, which plan shall incorporate the projections attached as Schedule 2 hereto (the “Projections”) and shall also demonstrate the Company’s ability (assuming the timely receipt of Equity Linked Securities (as defined below)) to fully fund operations and repay all indebtedness, and identify all sources of additional funding (including the Projections, the “Agreed Business Plan”);

(ii) no modification shall have been made to the terms of the 8% Convertible Senior Unsecured Notes due 2021 or the 5% Convertible Senior Unsecured Notes due 2019;

(iii) all documentation, certificates and closing deliverables typical for transactions of this type (including all legal opinions reasonably required by the Lenders), in form and substance reasonably satisfactory to the Lenders; perfection of liens on and security interests in all Collateral to the extent provided in the Security Documents;[1]

(iv) all internal Lender credit approvals, and COFACE approval, of the proposed COFACE Facility Restructuring including, to the extent required, all documentation, certificates and closing deliverables related thereto;

(v) on or before the consummation of a COFACE Facility Restructuring, the Company receives from third parties reasonably acceptable to the Lenders (which may, but need not include, Thermo and Terrapin) at least $45,000,000 from cash equity financing (including for this purpose, convertible subordinated debt, subordinated debt with warrants and similar equity-like financial instruments which, in all cases, shall be subject to definitive documentation, including, without limitation, subordination provisions, acceptable to the Majority Lenders and COFACE (collectively, “Equity Linked Securities”)), of which at least $25,000,000 shall be on account of the Effective Date Commitment and at least $20,000,000 shall be on account of the 2013 Closing Commitment;

1 Subject to delivery of updated schedules. Additional collateral may be required.

(vi) on or before the consummation of a COFACE Facility Restructuring, the Company receives a commitment by Thermo (or other third parties reasonably acceptable to the Majority Lenders), which commitment shall be subject to the conditions contained in Section 2 of the Restructuring Agreement and shall otherwise be unconditional, to contribute to the Borrower the 2013 Year-End Commitment and the 2014 Anticipated Equity Financing by no later than December 26, 2013 and December 31, 2014, respectively;

(vii) closing of a restructuring of the approximately $71.8 million of issued and outstanding 5.75% Notes on the terms and conditions set forth in the 5.75% Notes Term Sheet attached as an exhibit to the Restructuring Agreement, and otherwise reasonably acceptable to the Agent and the Majority Lenders in all respects with respect to terms not covered expressly in the 5.75% Notes Term Sheet;

(viii) payment of all fees and expenses of the Agent and the Lenders associated with the preparation, due diligence, documentation, administration and Closing of the Restructuring, including payment in cash of all fees and expenses of the Agent and the Lenders, and their professionals and advisors, including, without limitation, the fees and expenses of White & Case LLP and FTI Consulting, Inc.; subject to COFACE approval, to the extent a new or modified COFACE Insurance Policy is required, payment of any portion of any new COFACE Insurance Premium then owing, if any;

(ix) there is no pending Enforcement Action brought by any Noteholder or group of Noteholders holding in the aggregate greater than $5,000,000 in principal amount of the 5.75% Notes; and

(x) other conditions precedent to be agreed by the Lenders and the Company.

Mandatory Prepayments:	The following mandatory prepayments of principal will be required, in addition to the scheduled minimum principal repayments set forth in the New Repayment Schedule:

(i) Cash Sweep – Excess Cash Flows: mandatory prepayment of 50% of Excess Cash Flow calculated as of the six-month period ending on the last day of each June and December of each year (commencing December 31, 2013) and paid no later than forty-five (45) days after the last day of each period ending in June of a year and seventy-five (75) days after the last day of each period ending in December of a year according to the definition of “Excess Cash Flow” as set forth on Schedule 3.

(ii) Cash Sweep – Spectrum Cash Flow: mandatory prepayment of 75% of any Spectrum Cash Flow (as defined below); provided that if the Excess Cash Flow is negative for the period in which such Spectrum Cash Flow is determined, then the mandatory prepayment shall be reduced to the greater of (a) Available Cash (as defined below) or
(b) 75% of Spectrum Cash Flow less the Applicable Negative Excess Cash Flow (as defined below).

“Available Cash” shall be defined as the sum of (1) Globalstar’s consolidated unrestricted cash balance at the beginning of the period less the minimum Liquidity threshold (i.e., $4,000,000), (2) Spectrum Cash Flow for the period, and (3) Excess Cash Flow for the period.

“Applicable Negative Excess Cash Flow” shall be defined as: (a) for all Payment Periods except for the Second-Half 2017 Period (as defined below), the lesser of the absolute value of the Excess Cash Flow, if negative, or $10,000,000; or (b) for the Second-Half 2017 Period, the lesser of the absolute value of the Excess Cash Flow, if negative, or $25,000,000.

“Second-Half 2017 Period” shall be defined as the second Payment Period to commence in the calendar year of 2017.

“Spectrum Cash Flow” shall be defined to include any cash received from monetizing the Company’s spectrum rights, including, but not limited to, upfront payments, operating lease payments, and any other payments to the Borrower associated with the commercial use of the Spectrum by third parties less (i) any capital or operating expenses incurred (or reasonably expected to be incurred) by the Company in direct connection with such Spectrum Cash Flow and (ii) any payments received by the Company under such Spectrum Cash Flow which are to be “passed through” to any third party; provided that all such deductions (e.g., deducted expenses incurred and “passed through” payments) must be directly related to the corresponding monetization of spectrum rights, must be approved in good faith by the Majority Lenders in the exercise of their commercially reasonable judgment and must not have been deducted from the calculation of Excess Cash Flow (i.e., no double counting); provided further that, mandatory prepayments resulting from a Spectrum Sale (defined below) shall be governed by Section 7.6 of the Facility Agreement (as modified as described in clause (iii) below).

Payment shall be made within forty-five (45) days after the last day of each Payment Period ending in June of a year and seventy-five (75) days after the last day of each Payment Period ending in December of a year.

(iii) Cash Sweep – Spectrum Sale: mandatory prepayment of 100% of any Net Cash Proceeds from any sale of title (legal or equitable) to any of the Company’s spectrum rights (a “Spectrum Sale”).

Payment shall be made within three (3) Business Days of receipt of funds by the Borrower; provided that the Lenders’ lien on such title shall not be released until the mandatory prepayment is made.

(iv) Cash Sweep – Equity Issuance and Debt Issuance: if the Company raises more than $145,000,000 in the aggregate of Net Cash Proceeds from any Equity Issuances or Debt Issuances (exclusive of any cash received resulting from the Equity Commitments and $19,500,000 received pursuant to the Purchase Agreement), then mandatory prepayment of (x) 50% of any Net Cash Proceeds from any additional Equity Issuances (including for this purpose, Equity Linked Securities) and (y) 75% of any Net Cash Proceeds from any additional Debt Issuances.

Any mandatory prepayment on account of: (x) an Equity Issuance shall be made within three (3) Business Days of the closing of such capital raise; and (y) a Debt Issuance shall be made simultaneously with the closing of such capital raise.

(v) Cash Sweep – Asset Disposition: modified to (x) reduce basket in Section 7.6(b)(i) of the Facility Agreement to $50,000 (from $500,000) and (y) require all Net Cash Proceeds earmarked for purchase of replacement assets in accordance with Section 7.6(b)(ii) of the Facility Agreement to be deposited, prior to any expenditure, in a bank account which is pledged as collateral to the Agent and used only in accordance with the Agreed Business Plan, and require the Company to at such time deliver to the Agent a certificate signed by a responsible officer explaining the intended use of such Net Cash Proceeds.

(vi) Other: other existing mandatory prepayments as set forth in the Facility Agreement.

Financial Covenants:	Consistent with the financial covenants set forth in the Facility Agreement and each reset at levels providing a cushion of 20% to the Agreed Business Plan, except that:

(i) the language in Section 20.1 (Maximum Covenant Capital Expenditures) shall be revised to indicate that the Borrower and its Subsidiaries on a Consolidated basis will not permit the aggregate amount of all Covenant Capital Expenditures for the period from July 1, 2013 to December 31, 2013 and for Fiscal Years 2014 through 2018 to exceed the $152,984,099, and the Parties agree that the definitive documentation for a COFACE Facility Restructuring shall indicate the maximum Covenant Capital Expenditures permitted in each such Fiscal Year;

(ii) the language in Section 20.2 of the Facility Agreement (Minimum Liquidity) shall be revised to provide that “At all times, the Company shall maintain a minimum Liquidity of four million Dollars (US$4,000,000).”;

(iii) the table in Section 20.3 of the Facility Agreement (Adjusted Consolidated EBITDA) shall be replaced with a new table set forth in Schedule 4 hereto;

(iv) the definition of “Adjusted Consolidated EBITDA” shall be revised to exclude the proceeds of Spectrum Cash Flow (except to the extent that such proceeds are replacing revenue that was otherwise projected in the Agreed Business Plan but which was not earned due to a change in the Company’s strategy and only if such exception is approved in writing by the Majority Lenders) and to indicate any other changes as agreed by the Agent, the Majority Lenders and the Borrower prior to the execution of definitive documentation for a COFACE Facility Restructuring; and

(v) the language in Section 20.5 of the Facility Agreement (Net Debt to Adjusted Consolidated EBITDA) and all other covenants and undertakings related to EBITDA not specified herein shall be revised on terms agreed upon by the Company, the Agent and the Majority Lenders.

Change of Control:

Modification of the definitions of “Borrower Change of Control” and “Thermo Change of Control” to increase the percentages indicated in clause (i) therein to 51%.

All other Change of Control provisions will be unchanged.

Additional Consideration:	Additional consideration to be provided to the Lenders in form and on terms agreed to by the Lenders and the Company.

Representations, Warranties and Covenants:	In addition to bringing down all representations, warranties and covenants (in the Facility Agreement and the Restructuring Agreement), the Borrower will be required to represent and warrant as to: (i) the subordination of all obligations owed to the holders of 8% Convertible Senior Unsecured Notes due 2021 or the 5% Convertible Senior Unsecured Notes due 2019 to repayment in full of the restructured COFACE Facility on the terms set forth in the relevant documentation; and (ii) the continuing enforceability of the obligations of Terrapin under the Purchase Agreement.

Additional Event of Default:	It shall be an additional Event of Default if there is a material, known, contingent liability related to a litigation the payment of which is not contemplated in the Agreed Business Plan, which liability is reduced to final judgment and decreed to be payable by the Borrower, and the payment of which would result in a material adverse change to the Borrower’s cash flows.

Equity Cure:	The Company will be provided unlimited equity cure rights for financial covenant defaults arising on or prior to June 30, 2017 (including any financial covenant measured as at such date); provided that each equity cure payment shall be in a minimum amount of $10 million.

[Additional terms to be included after negotiation.]

Schedule 1

NEW REPAYMENT SCHEDULE

($ in millions)		New Repayment Schedule
Repayment	Repayment	Repayment	Cumulative	Cumulative
Date	%	$	%	$
Jun-13	-	-	-	-
Dec-13	-	-	-	-
Jun-14	-	-	-	-
Dec-14	0.7%	$4.0	0.7%	$4.0
Jun-15	0.6%	3.2	1.2%	7.3
Dec-15	0.6%	3.2	1.8%	10.5
Jun-16	2.8%	16.4	4.6%	26.9
Dec-16	2.8%	16.4	7.4%	43.3
Jun-17	3.7%	21.7	11.1%	65.0
Dec-17	9.2%	54.1	20.3%	119.1
Jun-18	6.6%	38.9	27.0%	158.0
Dec-18	6.6%	38.9	33.6%	197.0
Jun-19	8.1%	47.4	41.7%	244.4
Dec-19	8.1%	47.4	49.8%	291.8
Jun-20	50.2%	294.5	100.0%	586.3
	100%	$586.3	100.0%	$586.3

Schedule 2

PROJECTIONS

($ in millions)
Agreed Business Plan	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Revenue:
Service Revenue	$65.6	$83.5	$102.8	$124.6	$145.8	$165.0	$181.7	$196.1	$207.8	$216.7	$223.4
Equipment Revenue	19.9	31.5	39.0	44.9	49.6	53.0	56.3	59.6	61.0	62.7	64.7
Total Revenue	85.5	114.9	141.8	169.5	195.3	218.0	238.0	255.7	268.9	279.4	288.1
Operating Expenses:
Cost of Subscriber Equipment	(13.3)	(20.7)	(25.8)	(29.6)	(32.5)	(34.7)	(36.6)	(38.6)	(39.2)	(40.0)	(41.0)
Other Operating Expenses	(61.7)	(66.7)	(68.6)	(72.4)	(76.0)	(79.2)	(82.2)	(85.2)	(88.1)	(90.7)	(93.3)
Total Operating Expenses	(75.0)	(87.4)	(94.4)	(102.0)	(108.5)	(113.8)	(118.9)	(123.7)	(127.4)	(130.7)	(134.3)
Adjustments	1.5	2.5	3.0	3.6	4.2	4.7	5.1	5.5	5.8	6.0	6.2
Adjusted EBITDA	$12.0	$30.0	$50.5	$71.2	$91.1	$108.8	$124.2	$137.4	$147.3	$154.7	$160.0
Change in Working Capital	9.2	10.3	9.7	1.4	0.1	0.3	0.3	0.8	0.8	0.6	1.8
Thales Termination Charge	-	-	-	-	-	-	-	-	-	-	-
Total Other Cash Flows	(3.7)	0.0	0.0	0.0	0.0	0.0	0.0	0.2	(0.1)	(0.3)	0.3
Operating Cash Flows	$17.4	$40.3	$60.2	$72.5	$91.2	$109.2	$124.6	$138.4	$148.0	$155.0	$162.2

Schedule 3

EXCESS CASH FLOW DEFINITION

“Excess Cash Flow” means, for any period of determination, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:

(a)	Adjusted Consolidated EBITDA for such period;

(b)          minus (to the extent not already deducted in the calculation of Adjusted Consolidated EBITDA),

(i)	cash taxes and Consolidated Interest Expense paid in cash for such period;

(ii)	all scheduled principal payments made in respect of Financial Indebtedness during such period;

(iii)	all Covenant Capital Expenditures made during such period (except to the extent funded directly through the incurrence of Financial Indebtedness or equity contributions or investments);

(iv)	any increase in Working Capital during such period;

(v)	any amount applied to fund any scheduled cash reserve required under the Finance Documents, including the DSA Required Balance, the DSRA Required Balance and the CNRA Required Balance in such period;

(vi)	voluntary, mandatory and other non-scheduled principal payments with respect to any Loans or other Financial Indebtedness in such period (except for any mandatory payments made pursuant to the Cash Sweep provisions and any payments that constitute or with the passage of time or giving of notice or both would constitute a Default or Event of Default under the Facility Agreement);

(vii)	to the extent included in Adjusted Consolidated EBITDA, Spectrum Cash Flow, any spectrum lease payments, and any other monetization of the Company’s spectrum rights;

(viii)	any cash payments in respect of the [Restructuring Fee and COFACE Insurance Premium][1];

(ix)	any cash payments during such period in respect of any Exceptional Items;

1 Subject to agreement on definition.

(x)	Transaction Costs during such period (solely to the extent added back to net income in the calculation of Adjusted Consolidated EBITDA);

(xi)	any non-cash income recognized during such period;

(xii)	any cash utilized during such period in respect of amounts expensed in a prior period;

(xiii)	any non-cash extraordinary losses and any losses on foreign currency transactions; and

(xiv)	the portion of the purchase price and other reasonable acquisition related costs paid during such period to make Permitted Acquisitions and investments, except to the extent financed with proceeds of Financial Indebtedness, equity issuances or insurance or casualty payments,

(c)           plus (to the extent not already added in the calculation of Adjusted Consolidated EBITDA and without double counting):

(i)	any decreases in Working Capital during such period;

(ii)	any amount received as a result of decreasing cash reserves required under the Finance Documents, including the DSA Required Balance, the DSRA Required Balance and the CNRA Required Balance in such period;

(iii)	any cash receipts in respect of Exceptional Items.

(iv)	any cash income whereby cash is received but the recognition of GAAP income is deferred during such period to another period;

(v)	any expense recognized during such period in respect of amounts paid in a prior period;

(vi)	any cash received during such period in respect of extraordinary gains and any gains on foreign currency transactions;

“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c)	disposals of assets associated with discontinued operations; and

(d)	other exceptional terms reasonably determined by the COFACE Agent in good faith.

Schedule 4

ADJUSTED CONSOLIDATED EBITDA COVENANT

Column 1 - Relevant Period	Column 2 - Amount
Relevant Period commecing on 1 July 2013 and expiring 31 December 2013	USD $	5,633,301

Relevant Period commecing on 1 January 2014 and expiring 30 June 2014	USD $	9,852,348

Relevant Period commecing on 1 July 2014 and expiring 31 December 2014	USD $	14,134,926

Relevant Period commecing on 1 January 2015 and expiring 30 June 2015	USD $	18,135,368

Relevant Period commecing on 1 July 2015 and expiring 31 December 2015	USD $	22,229,855

Relevant Period commecing on 1 January 2016 and expiring 30 June 2016	USD $	26,390,799

Relevant Period commecing on 1 July 2016 and expiring 31 December 2016	USD $	30,529,591

Relevant Period commecing on 1 January 2017 and expiring 30 June 2017	USD $	34,432,072

Relevant Period commecing on 1 July 2017 and expiring 31 December 2017	USD $	38,413,322

Relevant Period commecing on 1 January 2018 and expiring 30 June 2018	USD $	41,759,161

Relevant Period commecing on 1 July 2018 and expiring 31 December 2018	USD $	45,316,803

ANNEX III

Definitive Documents and Other Agreements

DOCUMENT LIST

Exchange of 5.75% Convertible Senior Notes due 2028 of Globalstar, Inc.

Document
1.	Term Sheet
2.	Exchange Agreement
3.	Noteholders’ Schedule to Exchange Agreement
4.	Fourth Supplemental Indenture
5.	Form of Note
6.	Taft Opinion
7.	Forbearance Agreement
8.	First Amendment to Forbearance Agreement
9.	Second Amendment to Forbearance Agreement
10.	Third Amendment to Forbearance Agreement
11.	Fourth Amendment to Forbearance Agreement
12.	Fifth Amendment to Forbearance Agreement
13.	Form of Guaranty Agreement
14.	Equity Commitment, Restructuring Support and Consent Agreement
15.	Thermo Common Stock Purchase Agreement
16.	Agency Agreement
17.	Note Purchase Agreement
18.	Exchange Agreement Side Letter
19.	Optional Redemption Notice